LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

April 18, 2014

Alamogordo Financial Corp.

Bank’34

500 East Tenth Street

Alamogordo, New Mexico 88310

Bank 1440

7010 East Chauncey Lane, Suite 120

Phoenix, Arizona 85054

Re:	Material Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as special counsel to Alamogordo Financial Corp, a Federal corporation with its principal place of business in Alamogordo, New Mexico (the “Company”), and Bank’34, the wholly-owned subsidiary of the Company (the “Bank”) in connection with the acquisition of Bank 1440 pursuant to the Agreement and Plan of Merger, dated as of June 25, 2013, by and among the Company, the Bank and Bank 1440, a commercial bank chartered under the laws of the State of Arizona, as amended (the “Merger Agreement”). Subject to certain approvals and conditions, the Merger Agreement provides that in exchange for each share of Bank 1440 Common Stock and each share of Bank 1440 Preferred Stock, Bank 1440 shareholders shall receive (i) $0.94 in cash without interest and (ii) 0.17064 shares of Company common stock, and Bank 1440 will be merged with and into the Bank (the "Merger").

You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Merger Agreement.)

For purposes of this opinion, we have reviewed the Registration Statement, the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

LUSE GORMAN POMERENK & SCHICK

             A PROFESSIONAL CORPORATION

Alamogordo Financial Corp.

Bank’34

Bank 1440

April 18, 2014

(ii)	The Merger will be completed in the manner set forth in Section 2.1 of the Merger Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of Bank 1440 and the Company contained therein.

(iii)	The representations as to fact contained in the letters of representation from the Company, the Bank and Bank 1440 to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material Tax Consequences of the Merger,” we are of the opinion that under current federal income tax laws:

1.	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Bank 1440 stock as described under "Material Tax Consequences of the Merger"; and

2.	The Company, the Bank and Bank 1440 will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

LUSE GORMAN POMERENK & SCHICK

             A PROFESSIONAL CORPORATION

Alamogordo Financial Corp.

Bank’34

Bank 1440

April 18, 2014

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours,

/s/ LUSE GORMAN POMERENK & SCHICK
LUSE GORMAN POMERENK & SCHICK,
A Professional Corporation